UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2011

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal	0-25165	14-1809721
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

302 Main Street, Catskill NY	12414
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Greene County Bancorp, Inc. 2011 Phantom Stock Option and Long-term Incentive Plan.  On July 12, 2012, Greene County Bancorp, Inc. (the “Company”) entered into the Greene County Bancorp, Inc. 2011 Phantom Stock Option and Long-term Incentive Plan (the “Plan”), effective as of July 1, 2011, to promote the long-term financial success of the Company and its subsidiaries by providing a means to attract, retain and reward individuals who contribute to such success and to further align their interests with those of the Company’s shareholders.  The Plan is intended to provide benefits to Mr. Donald E. Gibson, President and Chief Executive Officer, Ms. Michelle M. Plummer, CPA, Executive Vice-President, Chief Operating Officer and Chief Financial Officer, and Mr. Stephen E. Nelson, Executive Vice President and Chief Lending Officer, and other employees of the Company or any subsidiary selected by the Committee.  Directors of the Company or any subsidiary will also be eligible to participate in the Plan.  The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (“Committee”).   A total of 900,000 phantom stock options will be available for awards under the Plan.  A phantom stock option represents the right to receive a cash payment on the date the award vests in the participant equal to the positive difference between the strike price on the grant date and the book value of a share of the Company stock on the determination date, which is the last day of the plan year that is the end of the third plan year after the grant date of the award, unless otherwise specified by the Committee.  The strike price will be the price established by the Committee, which will not be less than 100% of the book value of a share on a specified date, as determined under generally accepted accounting principles (GAAP) as of the last day of the quarter ending on or immediately preceding the valuation date with adjustments made, in the sole discretion of the Committee, to exclude accumulated other comprehensive income.  Unless the Committee determines otherwise, the required period of service for full vesting will be three years, subject to acceleration of vesting in the event of the participant’s death, disability, involuntary termination without cause or the occurrence of a second-step conversion or change in control, unless determined otherwise by the Committee.  In the event of separation of service (as defined in the Plan) for any reason other than disability, death or termination without cause, phantom stock options will be forfeited.  In the event of termination for cause, the phantom stock options granted to a participant will expire and be forfeited.  Upon separation of service due to disability, death or involuntary termination without cause, including resignation for “good reason” (as defined in the Plan), all phantom stock options will become fully vested and payment of the cash value of the phantom stock options will be made no later than 75 days after the participant’s separation of  service.  At the time of a consummation of a change in control or second-step conversion, the phantom stock options held by a participant will be deemed to have been fully earned.  The cash value of outstanding awards will be paid no later than 75 days after the change in control or second-step conversion.  In the event of a change in control, any performance measure attached to an award will be deemed satisfied as of the date of the change in control.  In the event of a change in control, the cash value of the phantom stock option will be determined by multiplying the book value of a share of Company common stock by the price-to-book value multiple of a share of the Company stock, where the price reflects the merger consideration per share, and then subtracting the strike price.

The foregoing description of the Plan is qualified in its entirety by reference to the Plan attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of businesses acquired. Not Applicable.

(b)	Pro forma financial information. Not Applicable.

(c)	Shell Company Transactions. Not Applicable.

(d)	Exhibits.

The following Exhibit is attached as part of this report:

Exhibit No.	Description

10.1	Greene County Bancorp, Inc. 2011 Phantom Stock Option and Long-term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE: July 18, 2011	By:	/s/ Donald E. Gibson
Donald E. Gibson
President and Chief Executive Officer